ADVENTRX SIGNS DEFINITIVE AGREEMENT TO ACQUIRE SYNTHRX INC.

•	All-stock transaction (assuming stockholder approval)

•	Over 95% of merger consideration based on milestone achievement

•	Over 75% of merger consideration based on NDA acceptance/approval

•	Conference call to discuss pending acquisition today at 8:30 am ET

SAN DIEGO (February 14, 2011) – ADVENTRX Pharmaceuticals, Inc. (NYSE Amex: ANX) today announced that it has entered into a definitive agreement to acquire SynthRx, Inc. (SynthRx), a private biotechnology company developing a purified form of a rheologic and antithrombotic agent, poloxamer 188 (188).

“The acquisition of SynthRx will be a transformative event for ADVENTRX, adding another late-stage asset to our pipeline,” stated Brian M. Culley, Chief Executive Officer of ADVENTRX. “The all-stock, milestone-based deal structure is a win for ADVENTRX and its stockholders in that it allows us to retain our cash for development activities and, other than a modest upfront equity payment, ensures we pay only as the 188 program achieves success. I’m pleased that we would have the data from the planned phase 3 study in-hand while having paid less than 25% of the total deal consideration.”

“The 188 program will fit well with our existing assets and provide several exciting development opportunities. We would plan to meet with the FDA later this year to reach agreement on a protocol for a pivotal phase 3 study for the treatment of sickle cell crisis in a pediatric population, for which 188 has orphan drug designation. Sickle cell patients are an under-served population suffering from an excruciatingly painful condition with limited palliative options. Beyond sickle cell, we believe 188 has clinical benefits in other acute events related to microvascular-flow abnormalities, such as heart attack, stroke and hemorrhagic shock,” Mr. Culley continued.

Under the terms of the all-stock transaction, SynthRx would become a wholly-owned subsidiary of ADVENTRX in exchange for shares of ADVENTRX common stock representing, in the aggregate, an approximately 4% ownership stake in ADVENTRX. SynthRx stakeholders also would be entitled to receive additional shares of common stock upon successful achievement of development milestones consisting of dosing the first patient in a phase 3 clinical study, acceptance by the U.S. Food and Drug Administration (FDA) of a New Drug Application (NDA) and approval by the FDA of an NDA. If all milestones are achieved without reduction, the number of shares issued in connection with the acquisition would, in the aggregate, represent an approximately 40% ownership stake in ADVENTRX (based on currently outstanding shares plus shares issued in connection with the acquisition). Of the total number of shares issuable, more than 75% are based on NDA acceptance and approval.

If ADVENTRX’s stockholders do not approve the issuance of the milestone-related shares as required by NYSE Amex listing standards, ADVENTRX expects to pay SynthRx’s stakeholders in cash the value of the shares it otherwise would have issued, with the NDA acceptance and NDA approval milestone payments payable based on net sales of 188 and all milestone payments payable in quarterly installments.

About Poloxamer 188

Poloxamer 188 is a nonionic block copolymer surfactant that is believed to adhere to hydrophobic surfaces that develop when cells are damaged. It has been shown to restore hydration lattices and minimize the cascade of adhesive, inflammatory and coagulation responses that cause adhesion of cells, impaired blood flow and tissue ischemia. Improving blood flow in the microvasculature may benefit patients with sickle cell disease in acute crisis, which is associated with microvascular occlusion. Formulations of 188 have been extensively studied in numerous clinical trials, including a 2,950-patient, randomized, controlled study in acute myocardial infarction.

SynthRx’s lead product candidate, a purified form of poloxamer 188, is an investigational product intended to treat micro-vascular disorders. Purified poloxamer 188 has been evaluated in multiple clinical studies, including a 255-patient, randomized, double-blind, placebo-controlled phase 3 study in patients with sickle cell disease in acute vaso-occlusive crisis. The FDA has granted orphan drug designation for poloxamer 188 for the treatment of sickle cell crisis.

About Sickle Cell Disease and Sickle Cell Crisis

Sickle cell disease (SCD) or sickle cell anemia (SCA) is a genetic, autosomal, recessive blood disorder characterized by red blood cells that assume an abnormal, rigid, sickle shape. This sickling is caused by an abnormality in the hemoglobin molecule found in red blood cells which carry oxygen throughout the body. Sickled red blood cells cannot pass through capillaries and may occlude capillaries and small blood vessels. This blockage can cause a wide range of serious and life-threatening conditions, including chronic hemolytic anemia, chronic pain and acute painful crisis, stroke, acute chest syndrome, as well as cumulative damage to tissues and organs.

Patients with SCD experience an average life expectancy of approximately 40 years. According to the National Institutes of Health (NIH) and the Sickle Cell Disease Association of America (SCDAA), it is estimated that over 70,000 people have sickle cell disease and about 1,000 babies are born with the disease each year in the United States.

Vaso-occlusive crisis is caused by sickle-shaped red blood cells that obstruct capillaries and restrict blood flow to an organ, resulting in ischemia (restriction of blood supply), pain, necrosis, and often organ damage. The frequency, severity, and duration of these crises can vary considerably.

Conference Call Information

ADVENTRX will hold a conference call today at 8:30 am ET to discuss the potential acquisition. Interested parties may access the conference call by dialing (800) 860-2442 from the U.S. and (412) 858-4600 from outside the U.S. and requesting the ADVENTRX Pharmaceuticals Corporate Update Call. The webcast will be available live via the Internet by accessing the Investors section of ADVENTRX’s website at http://ir.adventrx.com. Replays of the webcast will be available on the Company’s website for 30 days and a phone replay will be available through February 19, 2011 by dialing (877) 344-7529 from the U.S. and (412) 317-0088 from outside the U.S. and entering conference reference number 448547.

About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary product candidates principally for the treatment of cancer. More information can be found on the Company’s web site at www.adventrx.com.

Forward Looking Statements
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that are based on ADVENTRX’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements regarding the form of consideration payable to SynthRx’s stakeholders, development plans for 188, and 188’s ability to demonstrate clinical benefits for patients suffering from sickle cell crisis and other microvascular-flow abnormalities. Actual events or results may differ materially from those expressed or implied by the forward-looking statements in this press release due to a number of risks and uncertainties, including, without limitation: the risk that ADVENTRX does not consummate its acquisition of SynthRx on a timely basis, or at all; the potential that ADVENTRX’s stockholders do not approve the issuance of the milestone-related shares and ADVENTRX must pay the cash value of those shares, to the extent the milestones are achieved; the risk that ADVENTRX may not be able to integrate SynthRx’s assets successfully into its operations or that it may incur unexpected costs and disruptions to its business as a result of such integration; the potential for the FDA to require ADVENTRX to perform additional nonclinical or clinical studies prior to initiating or following completion of the currently contemplated phase 3 clinical trial of 188 for the treatment of sickle cell crisis; the risk that subsequent nonclinical or clinical study results do not support the safety and efficacy or the commercial viability of 188 or any other product candidate developed using technology acquired from SynthRx; the risk that the neither the FDA nor any other regulatory agency approves a product based on 188 or any other product candidate developed using technology acquired from SynthRx on a timely basis, or at all; the potential for the out-of-pocket cost to ADVENTRX and the time required for development of 188 necessary to support an NDA submission are greater than ADVENTX’s current expectations; the risk that 188 loses its orphan drug designation for the treatment of sickle cell crisis or that a third party’s product candidate is shown to be clinically superior and is approved by the FDA during 188’s market exclusivity period; the risk that individuals previously involved in the development of 188 will not assist ADVENTRX in further development of 188 and that ADVENTRX may be unable to retain the services of other qualified individuals on a timely basis, or at all; ADVENTRX’s planned reliance on third parties to assist with its nonclinical and clinical studies, regulatory submissions, manufacturing and other important aspects of the 188 development program, if it consummates its acquisition of SynthRx, and the risk that FDA approval may be delayed if their performance is found to be substandard; the potential that ADVENTRX may require substantial additional funding in order to obtain FDA approval for and commercialize 188, and the risk that ADVENTRX may not be able to raise sufficient capital when needed, or at all; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date hereof, except as may be required by law.

Company Contact:	Investor Contact:
ADVENTRX Pharmaceuticals Ioana C. Hone (ir@adventrx.com)	Lippert/Heilshorn & Associates, Inc. Don Markley (dmarkley@lhai.com)

858-552-0866 Ext. 303	310-691-7100

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